EXHIBIT 99.1

PRESS RELEASE	June 9, 2004

NORTHWEST PIPE COMPANY ANNOUNCES MAJOR ORDER

AND UPDATES SECOND QUARTER OUTLOOK

PORTLAND, OREGON... Northwest Pipe Company (NASDAQ: NWPX) reported today that it has received a letter of intent from PCL Civil Constructors, Inc. of Tempe, Arizona for approximately $14 million of welded steel pipe for the Lake Pleasant Waterline, a project for the City of Phoenix. Northwest Pipe will supply approximately 44,000 feet of 78 inch diameter steel pipe which is expected to be manufactured in the Company’s Adelanto, California division with delivery scheduled to begin in the first quarter of 2005. The project is subject to final award by the City of Phoenix.

“We are very pleased with this major order,” said Brian Dunham, president and chief executive officer. “This further demonstrates the improving trend in the water transmission market. Our backlog is continuing to build and our water transmission revenues should increase in the second half of 2004. At the same time, the Tubular Products Group is continuing to generate very strong results. Consequently, we expect our second quarter earnings to significantly exceed our first quarter performance. We now expect earnings in the second quarter of 2004 to be between $0.40 and $0.45 per share, barring any unforeseen developments.”

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure, steel pipe products used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities in the United States and Mexico.

This release contains forward-looking statements, including but not limited to those regarding the project described above and the Company’s expectations as to earnings per share for the second quarter of 2004. These statements reflect management’s current views and estimates of market circumstances, industry conditions and company performance. Actual results could vary materially from the description contained herein due to many factors including market demand, operating efficiencies, availability and price of raw materials, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission.

For more information, contact:

Brian Dunham

503-946-1200